Municipality of            [LOGO]          P.O. Box 196650
              Anchorage                            Anchorage, Alaska  99519-6650
                                                   Telephone: (907) 343-7100
                                                   Fax: (907) 343-7180
                                                   Email : www.muni.org

                                     Mark Begich, Mayor
FOR IMMEDIATE RELEASE                Contact: Julie Hasquet, 343-7103
June 15, 2007                        Communications Director
2007-48


       Anchorage's Two Largest Electric Utilities Explore Joint Operations
         Mayor, Chugach Electric Sign Agreement for Greater Efficiencies

With the goal of better service and stable rates for customers, Southcentral Alaska's two largest electric utilities, Municipal Light & Power (ML&P) and Chugach Electric Association, have agreed to a process which could lead to a merger or joint operations of the two companies.

Mayor Mark Begich and Chugach Board Chair Elizabeth Vazquez signed an agreement today aimed at leading to a decision by this fall on whether it makes legal and financial sense for the two utilities to merge or somehow combine operations. The two agreed to appoint a panel of experts to help analyze the possibility of a single utility and detailed five principles the two utilities will follow as discussions continue.

"For years, many have agreed that it makes no sense for a city the size of Anchorage to be served by three electric utilities," Begich said. "Through this process, we hope to improve service to customers and stabilize rates by increasing efficiencies and eliminating duplication. I'm pleased the management of both Chugach and ML&P are now open to this new era of cooperation."

"The interests of the people and businesses of Anchorage should take priority in all these discussions and decisions," Vazquez said. "After all they are the owners of these utilities, as taxpayers and/or as co-op members. What we're after is the lowest costs possible for the customers."

At issue is how to provide affordable electricity to residents and businesses in the Anchorage bowl. When initially formed, ML&P was envisioned as the provider to urban residents while Chugach would meet rural needs. Over time, those distinctions have blurred, with ML&P largely serving downtown, Chugach serving most of the rest of Anchorage and the Matanuska Electric Association serving portions of Eagle River and north Anchorage.

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All three utilities need to build new generation facilities and combining such efforts could result in substantial savings, Begich said.

For several weeks, Begich and Chugach board members have discussed the possibility of joint operations. Begich Wednesday met with ML&P employees to brief them on the possibility and met with the Chugach board Wednesday evening. Chugach Chief Executive Officer Bill Stewart briefed Chugach employees Thursday. The union which represents most of the employees of both utilities, the International Brotherhood of Electrical Workers, also has been briefed by Begich.

Begich and Vazquez agreed to appoint an oversight team of half a dozen experts to help direct the analysis. Members will include a former member of the Regulatory Commission of Alaska, a Chugach board member, a member of the Anchorage Assembly, an ML&P official and a Chugach ratepayer. The team will be co-chaired by Begich and Vazquez.

The two also signed an agreement identifying five principles under which the team will work, including:

      o Ensure the greatest benefit for the existing ratepayers of the two utilities.
      o     Eliminate duplication of services.
      o     Increase efficiency of services.
      o     Create rate stability for current and future ratepayers.
      o     Maximize asset value for owners of both companies.

Officials from both sides agreed not to pre-judge the outcome, and they could even decide not to pursue a merger or joint operations if the analysis determined it makes little sense.

Chugach represents 64, 300 members and ML&P serves about 30,000 customers.

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